Exhibit 99.2
January 22, 2008
To: Participants in the Sun Communities, Inc. Dividend Reinvestment and Stock Purchase Plan
Re: Plan Termination
This letter is to notify you that, effective February 4, 2008, Sun Communities’ Dividend Reinvestment and Stock Purchase Plan, dated March 18, 1997, which includes the dividend reinvestment program and discount stock purchase plan, will be terminated. As you know, optional cash payments in the Plan were suspended in March of 1999.
The recently declared $0.63 per share dividend payable on January 22, 2008 to shareholders of record as of January 11, 2008 will be the final dividend to be reinvested under the Plan.
Computershare Trust Company, N.A. (“Computershare”), the Plan administrator, will continue to hold your whole shares in book-entry form in your account. Once the termination has been effected, Computershare will send you a book-entry statement reflecting all whole shares you hold under the Plan and a check for the net proceeds from the sale of fractional shares you hold under the Plan. The check for any fractional shares you hold under the Plan will be mailed separately from the book entry statement. In addition, you may request a certificate or a sale of whole shares that are credited to your account by contacting Computershare as described in the book entry statement.
The Company’s Board of Directors has carefully considered the decision to terminate the Plan and has determined that this move is in the best interest of the Company and its shareholders. Because of the high yield on the common stock, it is not economically advantageous to the Company and its shareholders to continue the issuance of new shares under the Plan.
If you have any questions regarding your account, please contact Computershare at (800) 426-5523 or visit their website at www.computershare.com.
Thank you for your participation as a shareholder and for your continuing support.

Sun Communities, Inc.